Exhibit 23-b


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 for the registration of debt securities, guarantees of debt securities, preferred stock, preferred stock purchase contracts and capital units and in the related Prospectus of Dean Witter, Discover & Co. (to be renamed Morgan Stanley, Dean Witter, Discover & Co.) and Morgan Stanley Finance plc for the same securities and to the incorporation by reference therein of our report, dated January 7, 1997, with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. incorporated by reference and included in its Annual Report on Form 10-K for the fiscal year ended November 30, 1996, filed with the Securities and Exchange Commission.


                                                        Ernst & Young LLP



New York, New York
May 28, 1997